Robert Finocchio, Jr. Named to Broadcom Board of Directors

IRVINE, Calif., Dec. 28, 2011 — Broadcom Corporation (NASDAQ: BRCM), a global innovation leader in semiconductor solutions for wired and wireless communications, today announced the appointment of Robert Finocchio, Jr. to its board of directors. Mr. Finocchio also was appointed to Broadcom’s Audit Committee.

Mr. Finocchio has more than 30 years of operating experience in software, Internet and infrastructure markets. In addition to becoming a member of Broadcom’s board of directors, Mr. Finocchio also serves on the board of Echelon Corporation. Mr. Finocchio has held senior roles at a range of industry-leading companies including chairman, chief executive officer and president of Informix Corporation and president of 3Com Systems.

Mr. Finocchio is also chair of the board of trustees at Santa Clara University and Dean’s Executive Professor at the university’s Leavey School of Business. Mr. Finocchio holds a bachelor’s degree in economics from Santa Clara University and a master’s degree in business administration from the Harvard Business School.

“Bob’s leadership, operational experience and industry knowledge in the network infrastructure markets makes him a strong addition to our board,” said Scott McGregor, Broadcom president and CEO.

About Broadcom

Broadcom Corporation (NASDAQ: BRCM), a FORTUNE 500® company, is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments.  With the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions, Broadcom is changing the world by Connecting everything®. For more information, go to www.broadcom.com.

Broadcom®, the pulse logo, Connecting everything®, and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU.  Any other trademarks or trade names mentioned are the property of their respective owners.

Contacts
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Karen Kahn	Chris Zegarelli
VP, Communications	Director, Investor Relations
949-926-3139	949-926-7567
kkahn@broadcom.com	czegarel@broadcom.com